Exhibit 99.1

New Release

Contact:	Investors: Jeb Bachmann - Managing Director, Investor Relations - (615) 263-3024 Media: Steve Owen - Vice President, Communications - (615) 263-3107

CORECIVIC REPORTS THIRD QUARTER 2026 FINANCIAL RESULTS

STRONG FINANCIAL PERFORMANCE PROPELLED BY FACILITY SALES AND OCCUPANCY GAINS

$500 MILLION ACCELERATED SHARE REPURCHASE AGREEMENT AMPLIFIES PER SHARE GROWTH

BOARD OF DIRECTORS EXPANDS SHARE REPURCHASE AUTHORIZATION BY AN ADDITIONAL $500 MILLION

BRENTWOOD, Tenn. – November 4, 2026 – CoreCivic, Inc. (NYSE: CXW) (CoreCivic or the Company) announced today its third quarter 2026 financial results.

Financial Highlights – Third Quarter 2026

	For the Three Months Ended September 30, 2026	% Increase from Prior Year Quarter
➢ Total revenue	$744.1 million	28.2%
➢ Gain on sale of real estate assets, net	$1,770.7 million	NM
➢ Net Income	$1,344.1 million	NM
➢ Diluted EPS	$14.49	NM
➢ Adjusted Diluted EPS	$0.49	104.2%
➢ Normalized FFO per diluted share	$0.75	56.3%
➢ Adjusted EBITDA	$117.8 million	32.6%

NM – Not Meaningful

•	Sold four detention facilities containing 7,187 beds for gross proceeds of $2.2 billion

•

Repaid over $700 million of debt, resulting in a reduction in leverage (net debt to Adjusted EBITDA) to (0.1)x from 2.5x as of September 30, 2026 and 2025, respectively, using the trailing twelve months

•	Entered into $500 million Accelerated Share Repurchase Agreement (ASR)

•	Continued activating four previously idle facilities and entered into a new management contract to activate the previously idled 1,600-bed Appleton Detention Facility

•	Occupancy increases to 84.0% in the third quarter of 2026 from 76.7% in the prior year quarter

Lucibeth Mayberry, CoreCivic’s President and Chief Executive Officer, commented, “We delivered strong financial results in a very active quarter, driven by increased demand for our services from U.S. Immigration and Customs Enforcement (ICE), including higher utilization of recently activated facilities, as well as the contribution from our acquisition of Clinical Solutions Pharmacy earlier this year. Our capital allocation strategy also contributed to improved results through lower interest expense and a reduction in weighted average shares outstanding, which benefited our per share earnings and valuation metrics.”

5501 Virginia Way, Brentwood, Tennessee 37027, Phone: 615-263-3000

Third Quarter 2026 Financial Results

Mayberry continued, “The sale of four detention facilities to the federal government during the third quarter generated total gross proceeds of $2.2 billion and a $1.8 billion aggregate gain on sale of real estate assets. We used a portion of the net proceeds after income taxes and transaction costs, amounting to $1.6 billion, to repay over $700.0 million of debt and to make a payment of $500.0 million under an ASR. Our balance sheet has improved meaningfully and provides us significant flexibility with both our capital allocation strategy and growth plans. The board’s decision to further expand the share repurchase authorization by $500.0 million underscores our commitment to that strategy and reflects confidence in our ability to generate long-term shareholder value.”

Mayberry concluded, “This quarter also marked a significant leadership transition following Patrick Swindle’s decision to step down as President and Chief Executive Officer due to health reasons. This was a difficult development for the CoreCivic team. We are thankful for Patrick’s leadership and dedication during his 19 years of service with CoreCivic and that he will continue to be a trusted advisor to me. As I assume this role, I remain committed to executing our strategy, which remains unchanged, delivering high-quality services for our government partners and generating long-term shareholder value.”

Third Quarter 2026 Financial Results Compared With Third Quarter 2025

Net income in the third quarter of 2026 was $1,344.1 million, or $14.49 per diluted share, compared with net income in the third quarter of 2025 of $26.3 million, or $0.24 per diluted share (Diluted EPS). The third quarter of 2026 included a number of special items, including gains on the sale of real estate assets and contingent consideration associated with the CSP acquisition, partially offset by expenses associated with mergers and acquisitions, expenses associated with debt repayments, and settlement compensation associated with the executive transition. Excluding these special items, Adjusted Net Income was $45.7 million, or $0.49 per diluted share (Adjusted Diluted EPS), compared with Adjusted Net Income in the third quarter of 2025 of $26.2 million, or $0.24 per diluted share. Special items are presented in detail in the calculation of Adjusted Net Income and Adjusted Diluted EPS in the Supplemental Financial Information following the financial statements presented herein.

The increases in Diluted EPS and Adjusted Diluted EPS compared with the prior year quarter resulted from continued occupancy increases at previously idle facilities resulting from new contract awards in the CoreCivic Residential segment at our 600-bed West Tennessee Detention Facility (West Tennessee Facility), the 2,560-bed California City Detention Facility (California City Facility), our 2,160-bed Diamondback Correctional Facility (Diamondback Facility), and the 1,033-bed Midwest Regional Reception Center (Midwest Facility). These four facilities are expected to generate total annual revenue of approximately $320.0 million once fully activated. Increases in Diluted EPS and Adjusted Diluted EPS also resulted from higher federal and state populations across the remaining Residential portfolio, and the acquisition on April 1, 2026 of Clinical Solutions Pharmacy (CSP) in the CoreCivic Services segment. Occupancy levels in our Residential segment increased to 84.0% in the third quarter of 2026 from 76.7% in the third quarter of 2025. Finally, Diluted EPS and Adjusted Diluted EPS benefited from lower interest expense, net, reflecting debt repayments and higher interest income on larger cash balances, as well as a 13.8% reduction in weighted average diluted shares outstanding primarily resulting from our share repurchase program, including most notably the $500.0 million ASR Agreement executed on August 10, 2026.

Third Quarter 2026 Financial Results

The solutions we provide for our federal customers, including primarily ICE and the U.S. Marshals Service (USMS), continue to be a significant component of our business. The federal customers in our Residential segment generated 53% and 55% of our total revenue for the three months ended September 30, 2026 and 2025, respectively, increasing $71.3 million, or 22.2%, during the three months ended September 30, 2026 compared with the same period in 2025. The increase in federal revenue was primarily a result of increased occupancy at numerous facilities, particularly those where we have contracts with ICE, and per diem increases.

Operating margin in the CoreCivic Residential segment was relatively flat at 22.3% versus 22.5% in the prior year quarter despite an increase in occupancy as the increase in occupancy was substantially attributable to the four facilities under activation. Because these four facilities continue to be in various stages of activation, they are not yet contributing at a fully activated margin percentage. During the three months ended September 30, 2026, these four facilities generated net operating income, or revenue less operating expenses, of $19.9 million.

Net operating income in the CoreCivic Services segment increased $8.5 million, to $9.6 million in the third quarter of 2026 from $1.1 million in the prior year quarter. The Services segment includes the operating results of CSP, a newly acquired subsidiary that provides mail order pharmacy services to over 600 correctional facilities, including correctional facilities owned or operated by CoreCivic, across 32 states. CoreCivic Services also includes the operating results of TransCor America, LLC, a subsidiary that provides transportation services to governmental agencies and CoreCivic, as well as the operating results of Recovery Monitoring Solutions, a subsidiary that provides electronic monitoring and case management services. The increase in net operating income in this segment was primarily attributable to the acquisition of CSP on April 1, 2026.

Earnings before interest, taxes, depreciation and amortization (EBITDA) was $1,899.9 million in the third quarter of 2026, compared with $89.0 million in the third quarter of 2025. The increase in EBITDA from the prior year quarter was attributable to the special items, including most notably the gain on sale of real estate assets. Adjusted EBITDA, which excludes special items, was $117.8 million in the third quarter of 2026, compared with $88.8 million in the third quarter of 2025, an increase of 32.6%. The increase in EBITDA and Adjusted EBITDA was primarily driven by the activation of four previously idle facilities and the acquisition of CSP, partially offset by an increase in general and administrative expenses resulting from higher incentive compensation, transitional expenses related to executive leadership changes, and expenditures in technology.

Funds From Operations (FFO), which excludes the after-tax impact of the gain on sale of real estate assets, for the third quarter of 2026 was $78.3 million, or $0.84 per diluted share, compared with $51.5 million, or $0.48 per diluted share, in the third quarter of 2025. Normalized FFO, which excludes the remaining special items, was $69.9 million, or $0.75 per diluted share, in the third quarter of 2026, compared with $52.1 million, or $0.48 per diluted share, in the third quarter of 2025. Normalized FFO per share was positively impacted by the same factors that affected Adjusted EBITDA, as well as the reduction in interest expense and a 13.8% reduction in weighted average diluted shares outstanding compared with the prior year quarter primarily due to the ASR Agreement.

Third Quarter 2026 Financial Results

Adjusted Net Income, EBITDA, Adjusted EBITDA, FFO, and Normalized FFO, and, where appropriate, their corresponding per share amounts, are financial measures calculated and presented on the basis of methodologies other than in accordance with generally accepted accounting principles (GAAP). Please refer to the Supplemental Financial Information and the note following the financial statements herein for further discussion and reconciliations of these measures to net income, the most directly comparable GAAP financial measure.

Facility Sales & Continuing Management

As previously announced, we completed the sales on July 2, 2026, of our California City Facility and our Otay Mesa Detention Center (Otay Mesa Facility), both located in California. On August 4, 2026, after announcing a new management contract with ICE to activate the Appleton Detention Facility, formerly known as the Prairie Correctional Facility (Appleton Facility), as further described hereinafter, we completed the sales of our Appleton Facility and our Midwest Facility. The gross sales price for these four facility sales totaled $2.2 billion, resulting in an aggregate gain on sales of approximately $1.8 billion. After federal and state income taxes of approximately $0.5 billion and transaction costs, our net proceeds from the facility sales were approximately $1.6 billion. All of these facilities were sold to the United States of America and its assigns, by and through the Department of Homeland Security (DHS).

We currently expect to continue to manage these four facilities under existing management contracts with ICE, although we expect the terms of the management contracts to be modified to reflect the change in ownership. However, since all of our contracts with ICE provide it with the ability to terminate our contracts for non-appropriation of funds or for convenience, we can provide no assurance that we will continue to manage these facilities in the future, or that the terms of the management agreements will remain the same. The management contract for the California City Facility expires in August 2027 and the management contract for the Otay Mesa Facility expires in December 2029 and contains a five-year extension option. The management contract for the Midwest Facility expires in August 2027, and the management contract for the Appleton Facility expires in August 2031.

In addition to the facility sales completed to-date, we have been in discussions with ICE about the potential acquisition of additional detention facilities from us. These discussions are in preliminary stages, and we can provide no assurance that any additional sales will occur.

Capital Strategy

Accelerated Share Repurchase Agreement. On August 4, 2026, our board of directors (BOD) authorized an increase to our existing share repurchase program pursuant to which we may purchase up to an additional $500.0 million of CoreCivic’s outstanding common stock. On August 10, 2026, we entered into the ASR Agreement with a financial institution (Dealer) to repurchase $500.0 million of the Company’s common stock.

Third Quarter 2026 Financial Results

Following entry into the ASR Agreement and using a portion of the net proceeds from the facility sales, we made a payment of $500.0 million to the Dealer and received 12.4 million shares of common stock from the Dealer, representing 80% of the $500.0 million divided by the August 7, 2026 closing trading price of the common stock of $32.27 per share. The final number of shares we will repurchase and the average price per share of such repurchases will be determined on the completion of the transactions contemplated by the ASR Agreement and will be based on the average of the daily volume-weighted average price of the common stock during the term of the ASR Agreement, less a discount and subject to adjustments pursuant to the ASR Agreement. At settlement, the Dealer may be required to deliver additional shares of common stock to the Company, or under certain circumstances, the Company may be required to deliver shares of common stock or to make a cash payment, at its election, to the Dealer. The final settlement of the transactions is scheduled to occur prior to the end of the second quarter of 2027.

Increase in Share Repurchase Authorization. On November 3, 2026, the BOD authorized an increase to its existing share repurchase program pursuant to which CoreCivic may purchase up to an additional $500.0 million of CoreCivic’s outstanding common stock. As a result of the increase, the aggregate authorization under CoreCivic’s repurchase program increased from $1.2 billion of CoreCivic’s outstanding common stock to $1.7 billion of CoreCivic’s outstanding common stock. Including the additional authorization, we have $755.8 million of repurchase authorization available under the share repurchase program, before any additional repurchase settlements occur under the ASR Agreement. Additional repurchases of common stock will be made in accordance with applicable securities laws and may be made at management’s discretion within parameters set by the BOD from time to time in the open market, through privately negotiated transactions, accelerated share repurchases or otherwise, subject to restricted payment limitations in our debt agreements. The share repurchase program currently has no time limit and, other than the ASR Agreement, does not obligate us to purchase any particular amount of our common stock. The authorization for the share repurchase program may be terminated, suspended, increased or decreased by the BOD in its discretion at any time.

Debt Repayments. As previously announced, during the third quarter of 2026, a portion of the net proceeds from the facility sales was used to pay down the then outstanding balances under our Bank Credit Facility, including all of the $270.0 million outstanding on the Revolving Credit Facility, which has a borrowing capacity of $575.0 million and can be redrawn, the $100.0 million outstanding balance of the Incremental Term Loan, and the $107.8 million outstanding balance on the Initial Term Loan. Additionally, we redeemed in full the 4.75% senior unsecured notes issued in October 2017 with an original principal amount of $250.0 million (2027 Notes) that remained outstanding, which amounted to $238.5 million, on August 12, 2026 (Redemption Date). The 2027 Notes were otherwise scheduled to mature on October 15, 2027. The 2027 Notes were redeemed at a redemption price, including the applicable make-whole premium, equal to $1,002.26 per $1,000.00 of the principal amount of the then outstanding 2027 Notes, or approximately $239.0 million, plus accrued and unpaid interest to, but not including, the Redemption Date. We reported charges totaling $4.0 million associated with these debt repayments. Following these debt repayments, the Company’s total debt outstanding as of September 30, 2026 was $629.6 million.

Third Quarter 2026 Financial Results

Other Business Developments

CEO Transition. On September 24, 2026, the BOD appointed Lucibeth N. Mayberry, who most recently served as the Company’s Executive Vice President and Chief Strategy Officer, as President and Chief Executive Officer of the Company. Patrick D. Swindle stepped down as President and Chief Executive Officer due to health reasons. Mr. Swindle had served as President and Chief Executive Officer since January 1, 2026, following his appointment as President and Chief Operating Officer on January 1, 2025. In addition, Mr. Swindle resigned from CoreCivic’s Board, and Ms. Mayberry was appointed to fill the vacancy.

Activation of the Appleton Facility. On August 3, 2026, we were awarded a new management contract with ICE to utilize the Appleton Facility. The new contract commenced on August 11, 2026, for a term of five years. The agreement provides for a fixed monthly payment plus an incremental per diem payment based on detainee populations. Taking into account start-up activities and the phased commencement of intake operations, we currently expect an immaterial impact to earnings for the remainder of 2026. Once the facility is fully activated, we expect this facility to generate total annual revenue of approximately $75.0 million. We expect to begin receiving detainees in the fourth quarter of 2026, with the activation estimated to be complete in the second quarter of 2027.

2026 Financial Guidance

Based on current business conditions, we are providing the following updated financial guidance for the full year 2026:

	Updated Guidance Full Year 2026	Prior Guidance Full Year 2026
➢ Net income	$1.461 billion to $1.467 billion	$1.492 billion to $1.511 billion
➢ Adjusted Net Income	$165.0 million to $171.0 million	$157.0 million to $165.0 million
➢ Diluted EPS	$15.42 to $15.48	$15.62 to $15.82
➢ Adjusted Diluted EPS	$1.74 to $1.80	$1.64 to $1.73
➢ FFO per diluted share	$2.85 to $2.92	$2.66 to $2.75
➢ Normalized FFO per diluted share	$2.78 to $2.85	$2.68 to $2.77
➢ EBITDA	$2.221 billion to $2.224 billion	$2.216 billion to $2.236 billion
➢ Adjusted EBITDA	$442.5 million to $445.5 million	$434.5 million to $439.5 million

We continue to manage the four facilities we sold to DHS under the existing management contracts with ICE. Although we and ICE have not yet modified the management contracts for these facilities to reflect the change in ownership, the range of our guidance incorporates our best estimate of the financial impact of the change in ownership.

In addition to the facility sales completed to-date, we have been in discussions with ICE about the potential acquisition of additional detention facilities from us. These discussions are in preliminary stages, and we can provide no assurance that any additional facility sales will occur. Our updated guidance does not include the impact of any potential additional facility sales.

Third Quarter 2026 Financial Results

During 2026, we expect to invest $30.0 million to $35.0 million in maintenance capital expenditures on real estate assets, $35.0 million to $40.0 million for maintenance capital expenditures on other assets and information technology, and $12.0 million for other capital investments. We also expect to invest $35.0 million to $40.0 million for capital expenditures associated with previously idled facilities we are activating and for additional potential facility activations, in order to prepare these facilities to quickly accept residential populations if opportunities arise.

Supplemental Financial Information and Investor Presentations

We have made available on our website supplemental financial information and other data for the third quarter of 2026. Interested parties may access this information through our website at http://ir.corecivic.com/ under “Financial Information” of the Investors section. We do not undertake any obligation and disclaim any duties to update any of the information disclosed in this report.

Management may meet with investors from time to time during the fourth quarter of 2026. Written materials used in the investor presentations will also be available on our website beginning on or about November 17, 2026. Interested parties may access this information through our website at http://ir.corecivic.com/ under “Events & Presentations” of the Investors section.

Conference Call, Webcast and Replay Information

We will host a webcast conference call at 10:00 a.m. central time (11:00 a.m. eastern time) on Thursday, November 5, 2026, which will be accessible through the Company’s website at www.corecivic.com under the “Events & Presentations” section of the “Investors” page. To participate via telephone and join the call live, please register in advance here https://edge.media-server.com/mmc/p/si7rqqax/lan/en/. Upon registration, telephone participants will receive a confirmation email detailing how to join the conference call, including the dial-in number and a unique passcode.

About CoreCivic

CoreCivic is a diversified, government-solutions company with the scale and experience needed to solve tough government challenges in flexible, cost-effective ways. We provide a broad range of solutions to government partners that help build safer, healthier, and more productive communities one person at a time through residential corrections, detention, and reentry management, complementary service offerings to the corrections industry that include pharmaceutical, transportation, and alternatives to incarceration, and government real estate solutions. We are the nation’s largest owner of partnership correctional, detention and residential reentry facilities, and one of the largest operators of such facilities in the United States. We have been a flexible and dependable partner for government for more than 40 years. Our employees are driven by a deep sense of service, high standards of professionalism and a responsibility to help government better the public good. Learn more at www.corecivic.com.

Third Quarter 2026 Financial Results

Forward-Looking Statements

This press release contains statements as to our beliefs and expectations of the outcome of future events that are “forward-looking” statements as defined within the meaning of the Private Securities Litigation Reform Act of 1995, as amended. All statements other than statements of current or historical fact contained herein, including statements regarding our future financial position, business strategy, budgets, projected costs and plans, and objectives of management for future operations, are forward-looking statements. The words “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “projects,” “will,” and similar expressions, as they relate to us, are intended to identify forward-looking statements. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from the statements made. These include, but are not limited to, the risks and uncertainties associated with: (i) changes in government policy, legislation and regulations that affect utilization of the private sector for corrections, detention, and residential reentry services, in general, or our business, in particular, including, but not limited to, the continued utilization of our correctional and detention facilities by the federal government as a consequence of presidential executive orders, changes in how the federal government, including ICE, elects to use our detention capacity or otherwise procures alternative detention capacity, and the impact of any changes to immigration reform and sentencing laws (we do not, under longstanding policy, lobby for or against policies or legislation that would determine the basis for, or duration of, an individual’s incarceration or detention); (ii) our ability to obtain and maintain correctional, detention, and residential reentry facility management contracts because of reasons including, but not limited to, sufficient governmental appropriations, contract compliance, negative publicity and effects of inmate disturbances; (iii) changes in the privatization of the corrections and detention industry, the acceptance of our services, the timing of the opening of new facilities and the commencement of new management contracts (including the extent and pace at which new contracts are utilized), as well as our ability to utilize available beds; (iv) our ability to successfully activate idle facilities in a timely manner in order to meet the growth in demand for our facilities and services from the federal government that has occurred as a result of changes in policies and actions of the current presidential administration, and to realize projected returns resulting therefrom; (v) general economic and market conditions, including, but not limited to, the impact governmental budgets can have on our contract renewals and renegotiations, per diem rates, and occupancy; (vi) fluctuations in our operating results because of, among other things, changes in occupancy levels; competition; contract renegotiations or terminations including as a result of a change in facility ownership; inflation and other increases in costs of operations, including a rise in labor costs; fluctuations in interest rates and risks of operations; (vii) government budget uncertainty, the impact of debt ceilings and government shutdowns, including partial shutdowns, and changing budget priorities; (viii) our ability to successfully identify and consummate future development and acquisition opportunities, integrate their operations, and realize projected returns resulting therefrom; (ix) the availability of debt and equity financing on terms that are favorable to us, or at all; and (x) our ability to successfully consummate the sales of additional company-owned assets, including the potential sale of additional facilities to ICE, on a timely basis and on commercially favorable terms. Other factors that could cause operating and financial results to differ are described in the filings we make from time to time with the Securities and Exchange Commission.

Third Quarter 2026 Financial Results

We take no responsibility for updating the information contained in this press release following the date hereof to reflect events or circumstances occurring after the date hereof or the occurrence of unanticipated events or for any changes or modifications made to this press release or the information contained herein by any third-parties, including, but not limited to, any wire or internet services, except as may be required by law.

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Third Quarter 2026 Financial Results

CORECIVIC, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(UNAUDITED AND AMOUNTS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

	September 30, 2026	December 31, 2025
ASSETS
Cash and cash equivalents	$547,229	$97,929
Restricted cash	14,414	14,517
Accounts receivable, net of credit loss reserve of $7,815 and $4,506, respectively	535,336	446,224
Prepaid expenses and other current assets	113,804	49,904
Assets held for sale	2,513	2,513

Total current assets	1,213,296	611,087
Real estate and related assets:
Property and equipment, net of accumulated depreciation of $1,872,076 and 2,012,353, respectively	1,822,817	2,132,206
Other real estate assets	174,435	182,479
Goodwill	65,916	8,551
Other assets	404,727	322,420

Total assets	$3,681,191	$3,256,743

LIABILITIES AND STOCKHOLDERS’ EQUITY
Accounts payable and accrued expenses	$497,536	$353,173
Current portion of long-term debt	6,720	15,701

Total current liabilities	504,256	368,874
Long-term debt, net	616,394	1,205,037
Deferred revenue	5,998	8,719
Non-current deferred tax liabilities	107,891	98,364
Other liabilities	168,542	170,500

Total liabilities	1,403,081	1,851,494

Commitments and contingencies
Preferred stock – $0.01 par value; 50,000 shares authorized; none issued and outstanding at September 30, 2026 and December 31, 2025	—	—
Common stock – $0.01 par value; 300,000 shares authorized; 86,498 and 100,051 shares issued and outstanding at September 30, 2026 and December 31, 2025, respectively	865	1,001
Additional paid-in capital	981,529	1,527,724
Retained earnings (deficit)	1,295,716	(123,476)

Total stockholders’ equity	2,278,110	1,405,249

Total liabilities and stockholders’ equity	$3,681,191	$3,256,743

Third Quarter 2026 Financial Results

CORECIVIC, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(UNAUDITED AND AMOUNTS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2026	2025	2026	2025
REVENUE:	$744,094	$580,437	$2,043,740	$1,607,229

EXPENSES:
Operating	586,922	449,556	1,590,624	1,222,635
General and administrative	56,406	45,288	144,208	125,186
Depreciation and amortization	33,917	33,388	103,066	95,014
Asset impairments	—	1,482	—	1,482

	677,245	529,714	1,837,898	1,444,317

OTHER INCOME (EXPENSE):
Interest expense, net	(7,017)	(16,628)	(46,977)	(44,398)
Expenses associated with debt repayments and refinancing transactions	(4,004)	—	(4,004)	—
Gain on sale of real estate assets, net	1,770,664	2,461	1,770,664	2,461
Contingent consideration for acquisition of businesses	22,134	—	22,134	—
Other income (expense)	810	4	1,599	(66)

INCOME BEFORE INCOME TAXES	1,849,436	36,560	1,949,258	120,909
Income tax expense	(505,298)	(10,251)	(530,066)	(30,944)

NET INCOME	$1,344,138	$26,309	$1,419,192	$89,965

BASIC EARNINGS PER SHARE	$14.62	$0.25	$14.99	$0.83

DILUTED EARNINGS PER SHARE	$14.49	$0.24	$14.89	$0.83

Third Quarter 2026 Financial Results

CORECIVIC, INC. AND SUBSIDIARIES

SUPPLEMENTAL FINANCIAL INFORMATION

(UNAUDITED AND AMOUNTS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

CALCULATION OF ADJUSTED NET INCOME AND ADJUSTED DILUTED EPS

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2026	2025	2026	2025
Net income	$1,344,138	$26,309	$1,419,192	$89,965
Special items:
Expenses associated with debt repayments and refinancing transactions	4,004	—	4,004	—
Expenses associated with mergers and acquisitions	277	781	3,425	2,319
Contingent consideration for acquisition of businesses	(22,134)	—	(22,134)	—
Settlement compensation associated with executive transition	6,428	—	6,428	—
Gain on sale of real estate assets, net	(1,770,664)	(2,461)	(1,770,664)	(2,461)
Asset impairments	—	1,482	—	1,482
Income tax expense (benefit) for special items	483,612	55	482,751	(372)

Adjusted net income	$45,661	$26,166	$123,002	$90,933

Weighted average common shares outstanding - basic
Effect of dilutive securities:	91,936	106,853	94,681	108,313
Restricted stock-based awards	797	668	649	726

Weighted average shares and assumed conversions - diluted	92,733	107,521	95,330	109,039

Adjusted Diluted EPS	$0.49	$0.24	$1.29	$0.83

Third Quarter 2026 Financial Results

CORECIVIC, INC. AND SUBSIDIARIES

SUPPLEMENTAL FINANCIAL INFORMATION

(UNAUDITED AND AMOUNTS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

CALCULATION OF FUNDS FROM OPERATIONS AND NORMALIZED FUNDS FROM OPERATIONS

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2026	2025	2026	2025
Net income	$1,344,138	$26,309	$1,419,192	$89,965
Depreciation and amortization of real estate assets	24,282	25,916	75,461	75,434
Impairment of real estate assets	—	1,482	—	1,482
Gain on sale of real estate assets, net	(1,770,664)	(2,461)	(1,770,664)	(2,461)
Income tax expense for special items	480,511	273	480,511	273

Funds From Operations	$78,267	$51,519	$204,500	$164,693
Expenses associated with debt repayments and refinancing transactions	4,004	—	4,004	—
Expenses associated with mergers and acquisitions	277	781	3,425	2,319
Contingent consideration for acquisition of businesses	(22,134)	—	(22,134)	—
Settlement compensation associated with executive transition	6,428	—	6,428	—
Income tax expense (benefit) for special items	3,101	(218)	2,240	(645)

Normalized Funds From Operations	$69,943	$52,082	$198,463	$166,367

Funds from Operations Per Diluted Share	$0.84	$0.48	$2.15	$1.51

Normalized Funds From Operations Per Diluted Share	$0.75	$0.48	$2.08	$1.53

CALCULATION OF EBITDA AND ADJUSTED EBITDA

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2026	2025	2026	2025
Net income	$1,344,138	$26,309	$1,419,192	$89,965
Interest expense	16,520	19,082	63,956	55,891
Depreciation and amortization	33,917	33,388	103,066	95,014
Income tax expense	505,298	10,251	530,066	30,944

EBITDA	$1,899,873	$89,030	$2,116,280	$271,814
Expenses associated with debt repayments and refinancing transactions	4,004	—	4,004	—
Expenses associated with mergers and acquisitions	277	781	3,425	2,319
Contingent consideration for acquisition of businesses	(22,134)	—	(22,134)	—
Settlement compensation associated with executive transition	6,428	—	6,428	—
Gain on sale of real estate assets, net	(1,770,664)	(2,461)	(1,770,664)	(2,461)
Asset impairments	—	1,482	—	1,482

Adjusted EBITDA	$117,784	$88,832	$337,339	$273,154

Third Quarter 2026 Financial Results

CORECIVIC, INC. AND SUBSIDIARIES

SUPPLEMENTAL FINANCIAL INFORMATION

(UNAUDITED AND AMOUNTS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

GUIDANCE — CALCULATION OF ADJUSTED NET INCOME, FUNDS FROM OPERATIONS, NORMALIZED FUNDS FROM OPERATIONS, EBITDA, AND ADJUSTED EBITDA

	Guidance Range For the Year Ending December 31, 2026
	Low End of Guidance	High End of Guidance
Net income	$1,461,190	$1,467,190
Expenses associated with debt repayments and refinancing transactions	4,004	4,004
Expenses associated with mergers and acquisitions	3,425	3,425
Contingent consideration for acquisition of businesses	(22,134)	(22,134)
Settlement compensation associated with executive transition	6,428	6,428
Gain on sale of real estate assets, net	(1,770,664)	(1,770,664)
Income tax expense for special items	482,751	482,751

Adjusted net income	$165,000	$171,000

Net income	$1,461,190	$1,467,190
Depreciation and amortization of real estate assets	98,500	99,500
Gain on sale of real estate assets, net	(1,770,664)	(1,770,664)
Income tax expense for special items	480,558	480,558

Funds From Operations	$269,584	$276,584
Expenses associated with debt repayments and refinancing transactions	4,004	4,004
Expenses associated with mergers and acquisitions	3,425	3,425
Contingent consideration for acquisition of businesses	(22,134)	(22,134)
Settlement compensation associated with executive transition	6,428	6,428
Income tax expense for special items	2,193	2,193

Normalized Funds From Operations	$263,500	$270,500

Diluted EPS	$15.42	$15.48

Adjusted Diluted EPS	$1.74	$1.80

FFO per diluted share	$2.85	$2.92

Normalized FFO per diluted share	$2.78	$2.85

Net income	$1,461,190	$1,467,190
Interest expense	76,000	75,000
Depreciation and amortization	137,000	136,000
Income tax expense	547,251	546,251

EBITDA	$2,221,441	$2,224,441
Expenses associated with debt repayments and refinancing transactions	$4,004	$4,004
Expenses associated with mergers and acquisitions	3,425	3,425
Contingent consideration for acquisition of businesses	(22,134)	(22,134)
Settlement compensation associated with executive transition	6,428	6,428
Gain on sale of real estate assets, net	(1,770,664)	(1,770,664)

Adjusted EBITDA	$442,500	$445,500

Third Quarter 2026 Financial Results

NOTE TO SUPPLEMENTAL FINANCIAL INFORMATION

Adjusted Net Income, EBITDA, Adjusted EBITDA, FFO, and Normalized FFO, and, where appropriate, their corresponding per share metrics are non-GAAP financial measures. The Company believes that these measures are important operating measures that supplement discussion and analysis of the Company’s results of operations and are used to review and assess operating performance of the Company and its properties and their management teams. The Company believes that it is useful to provide investors, securities analysts, and other interested parties disclosures of its results of operations on the same basis that is used by management.

FFO, in particular, is a widely accepted non-GAAP supplemental measure of performance of real estate companies, grounded in the standards for FFO established by the National Association of Real Estate Investment Trusts (NAREIT). NAREIT defines FFO as net income computed in accordance with GAAP, excluding gains (or losses) from sales of property and extraordinary items, plus depreciation and amortization of real estate and impairment of depreciable real estate and after adjustments for unconsolidated partnerships and joint ventures calculated to reflect funds from operations on the same basis. As a company with extensive real estate holdings, we believe FFO and FFO per share are important supplemental measures of our operating performance and believe they are frequently used by securities analysts, investors and other interested parties in the evaluation of REITs and other real estate operating companies, many of which present FFO and FFO per share when reporting results. EBITDA, Adjusted EBITDA, and FFO are useful as supplemental measures of performance of the Company’s properties because such measures do not take into account depreciation and amortization, or with respect to EBITDA, the impact of the Company’s tax provisions and financing strategies. Because the historical cost accounting convention used for real estate assets requires depreciation (except on land), this accounting presentation assumes that the value of real estate assets diminishes at a level rate over time. Because of the unique structure, design and use of the Company’s properties, management believes that assessing performance of the Company’s properties without the impact of depreciation or amortization is useful. The Company may make adjustments to FFO from time to time for certain other income and expenses that it considers non-recurring, infrequent or unusual, even though such items may require cash settlement, because such items do not reflect a necessary or ordinary component of the ongoing operations of the Company. Normalized FFO excludes the effects of such items. The Company calculates Adjusted Net Income by adding to GAAP Net Income expenses associated with the Company’s debt repayments and refinancing transactions, and certain impairments and other charges that the Company believes are unusual or non-recurring, and by deducting the gain on sale of real estate assets and certain other gains, which the Company believes are not indicative of its ongoing operating performance to provide an alternative measure of comparing operating performance for the periods presented.

Other companies may calculate Adjusted Net Income, EBITDA, Adjusted EBITDA, FFO, and Normalized FFO differently than the Company does, or adjust for other items, and therefore comparability may be limited. Adjusted Net Income, EBITDA, Adjusted EBITDA, FFO, and Normalized FFO and, where appropriate, their corresponding per share measures are not measures of performance under GAAP, and should not be considered as an alternative to cash flows from operating activities, a measure of liquidity or an alternative to net income as indicators of the Company’s operating performance or any other measure of performance derived in accordance with GAAP. This data should be read in conjunction with the Company’s consolidated financial statements and related notes included in its filings with the Securities and Exchange Commission.

The Company’s operating and reportable segments are CoreCivic Residential, CoreCivic Services, and CoreCivic Properties. The operating performance of each segment is measured based on its net operating income, which the Company defines as a reportable segment’s revenue less operating expenses. Segment net operating income is the measure used by the Company’s chief operating decision maker to assess segment performance and allocate resources, and is presented in accordance with Accounting Standards Codification Topic 280, Segment Reporting (ASC 280).

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